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Fortis Benefits Insurance Company
P.O. Box 64271
St. Paul, Minnesota 55164


ENHANCED DEATH BENEFIT RIDER

This rider is part of the contract or certificate to which it is attached. The effective date and charge for the rider are shown on the rider data page.

The following #1 supersedes and replaces #1 in the paragraph entitled "Death Benefit Before the Annuity Commencement Date" under the section entitled "Death Benefit".

1. If You or the Annuitant die prior to the date either first reaches age 75, the amount of the death benefit under this item #1 is the lesser of A. and
     B. as follows:

A.   the sum of:

     (a) the accumulation (without interest) of net purchase payments, less surrenders, less surrender charges; plus

     (b) an amount equal to interest on such net accumulation value, as it may exist from time to time, at an effective annual rate of 3.0%.

     and

(B)  200% of A(a).

The resulting amount (the lesser of A. and B.) will be referred to as the "Roll-up Amount."

If You or the Annuitant die on or after the date that either first reaches age 75, the amount of the death benefit under this item #1 is the sum of A. and B. as follows:

A. The Roll-Up Amount as of the date either You or the Annuitant first reaches age 75;

plus

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B.  the accumulation (without interest) of net purchase payments, less surrenders, less surrender charges on or after such date as You or the Annuitant first reaches age 75.

If this rider is added to the contract or certificate to which it is attached at a date later than the issue date of such contract or certificate (and thus has a later effective date), then:

A. the calculation of this Roll-Up Amount will be based upon an assumption that the contract or certificate value as of such later effective date was a single purchase payment as of that later date;

B. the 3.0% effective annual interest rate shall commence to accrue as of such later date; and

C. all prior purchase payments, surrenders and surrender charges, shall be ignored for the purposes of this calculation.

Signed for the Company to take effect on the rider effective date.

/s/ Dean C. Kopperud                      /s/ A. J. Rotondi

Senior Vice President                     Senior Vice President